SCHEDULE 13G
CUSIP NO. 91913E302                                           PAGE 1 OF 13 PAGES

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*

                                 Valentis, Inc.
                                (Name of Issuer)

                          Common Stock, $.001 par value
                         (Title of Class of Securities)

                                    91913E302
                                 (CUSIP Number)

                                December 31, 2003
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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SCHEDULE 13G
CUSIP NO. 91913E302                                           PAGE 2 OF 13 PAGES

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Omicron Master Trust
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (A)[ ]
                                                                (B)[ ]

--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION

                 Bermuda
--------------------------------------------------------------------------------
        NUMBER OF       5  SOLE VOTING POWER
         SHARES
      BENEFICIALLY               -0-
        OWNED BY       ---------------------------------------------------------
          EACH          6  SHARED VOTING POWER
        REPORTING
          PERSON                 -0-
          WITH:        ---------------------------------------------------------
                        7  SOLE DISPOSITIVE POWER

                                 -0-
                       ---------------------------------------------------------
                        8  SHARED DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 -0-
--------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

--------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                  0%
--------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 PN
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 91913E302                                           PAGE 3 OF 13 PAGES

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Omicron Capital, L.P.
                 52-2057093
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (A)[ ]
                                                                (B)[ ]

--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
        NUMBER OF       5  SOLE VOTING POWER
         SHARES
      BENEFICIALLY               -0-
        OWNED BY       ---------------------------------------------------------
          EACH          6  SHARED VOTING POWER
       REPORTING
         PERSON                  -0-
          WITH:        ---------------------------------------------------------
                        7  SOLE DISPOSITIVE POWER

                                 -0-
                       ---------------------------------------------------------
                        8  SHARED DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 -0-
--------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

--------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                  0%
--------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 PN
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 91913E302                                           PAGE 4 OF 13 PAGES

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Omicron Capital, L.P.
                 52-2032702
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (A)[ ]
                                                                (B)[ ]

--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION

                 Delaware
--------------------------------------------------------------------------------
        NUMBER OF       5  SOLE VOTING POWER
         SHARES
      BENEFICIALLY               -0-
        OWNED BY       ---------------------------------------------------------
          EACH          6  SHARED VOTING POWER
        REPORTING
         PERSON                  -0-
          WITH:        ---------------------------------------------------------
                        7  SOLE DISPOSITIVE POWER

                                 -0-
                       ---------------------------------------------------------
                        8  SHARED DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 -0-
--------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

--------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                  0%
--------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 CO
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 91913E302                                           PAGE 5 OF 13 PAGES

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                Bruce Bernstein
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (A)[ ]
                                                                (B)[ ]

--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION

                United States of America
--------------------------------------------------------------------------------
       NUMBER OF        5  SOLE VOTING POWER
        SHARES
     BENEFICIALLY                -0-
       OWNED BY        ---------------------------------------------------------
         EACH           6  SHARED VOTING POWER
       REPORTING
        PERSON                   -0-
         WITH:         ---------------------------------------------------------
                        7  SOLE DISPOSITIVE POWER

                                 -0-
                       ---------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 -0-
--------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

--------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                  0%
--------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 91913E302                                           PAGE 6 OF 13 PAGES

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                Olivier Morali
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (A)[ ]
                                                                (B)[ ]

--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION

                France
--------------------------------------------------------------------------------
       NUMBER OF        5  SOLE VOTING POWER
        SHARES
     BENEFICIALLY                -0-
       OWNED BY        ---------------------------------------------------------
         EACH           6  SHARED VOTING POWER
       REPORTING
        PERSON                   -0-
         WITH:         ---------------------------------------------------------
                        7  SOLE DISPOSITIVE POWER

                                 -0-
                       ---------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 -0-
--------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

--------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                  0%
--------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                 IN
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 91913E302                                           PAGE 7 OF 13 PAGES

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                  Winchester Global Trust Company Limited
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (A)[ ]
                                                                (B)[ ]

--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION

                 Bermuda
--------------------------------------------------------------------------------
       NUMBER OF        5  SOLE VOTING POWER
        SHARES
     BENEFICIALLY                -0-
       OWNED BY        ---------------------------------------------------------
         EACH           6  SHARED VOTING POWER
       REPORTING
        PERSON                   -0-
         WITH:         ---------------------------------------------------------
                        7  SOLE DISPOSITIVE POWER

                                 -0-
                       ---------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 -0-
--------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

--------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                  0%
--------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

               CO
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 91913E302                                           PAGE 8 OF 13 PAGES

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                Oskar P. Lewnowski
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (A)[ ]
                                                            (B)[ ] (See Item 6)

--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION

                Austria
--------------------------------------------------------------------------------
       NUMBER OF        5  SOLE VOTING POWER
        SHARES
     BENEFICIALLY                -0-
       OWNED BY        ---------------------------------------------------------
         EACH           6  SHARED VOTING POWER
       REPORTING
        PERSON                   -0-
         WITH:         ---------------------------------------------------------
                        7  SOLE DISPOSITIVE POWER

                                 -0-
                       ---------------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 -0-
--------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]

--------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                  0%
--------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

               IN
--------------------------------------------------------------------------------

SCHEDULE 13G
CUSIP NO. 91913E302                                           PAGE 9 OF 13 PAGES

Item 1(a).        Name of Issuer:

                  Valentis, Inc. (the "Issuer")

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  863A Mitten Road
                  Burlingame, California 94010

Item 2(a).        Names of Persons Filing:

                  Omicron Master Trust ("Omicron Trust")
                  Omicron Capital, L.P. ("Omicron Capital")
                  Omicron Capital, Inc. ("OCI")
                  Bruce Bernstein ("Bernstein")
                  Olivier Morali ("Morali")
                  Winchester Global Trust Company Limited ("WGTCL") Oskar P. Lewnowski ("Lewnowski")

Item 2(b).        Address of Principal Business Office:

                  Omicron Trust - c/o Olympia Capital International Inc., Williams House, 20 Reid Street, Hamilton HM11, Bermuda
                  Omicron Capital - 153 E. 53rd Street, 48th Floor, New York, New York 10022
                  OCI - 153 E. 53rd Street, 48th Floor, New York,
                  New York 10022 Bernstein - 153 E. 53rd Street, 48th Floor, New York, New York 10022
                  Morali - 153 E. 53rd Street, 48th Floor, New York, New York 10022
                  WGTCL - c/o Winchester Fiduciary Limited, Williams House, 20 Reid Street, Hamilton HM11, Bermuda
                  Lewnowski - c/o Winchester Fiduciary Limited,
                  Williams House, 20 Reid Street, Hamilton HM11, Bermuda

Item 2(c).        Place of Organization or Citizenship:

                  Omicron Trust - Bermuda
                  Omicron Capital - Delaware
                  OCI - Delaware
                  Bernstein - United States of America
                  Morali - France
                  WGTCL - Bermuda
                  Lewnowski - Austria

Item 2(d).        Title of Class of Securities:

                  Common Stock, $.001 par value per share of the Issuer (the "Common Stock")

Item 2(e).        CUSIP Number:

                  91913E302

Item 3. This Schedule is filed pursuant to Rule 13d-1(c) by Omicron Trust, Omicron Capital, OCI, Bernstein, Morali, WGTCL and Lewnowski.

Item 4.           Ownership:

SCHEDULE 13G
CUSIP NO. 91913E302                                          PAGE 10 OF 13 PAGES

                  (a)    Amount Beneficially Owned:

                         Omicron Trust: 0 shares*
                         Omicron Capital: 0 shares*
                         OCI: 0 shares*
                         Morali: 0 shares*
                         Bernstein: 0 shares
                         WGTCL: 0 shares*
                         Lewnowski: 0 shares*

                  (b)    Percent of Class:

                         Omicron Partners: 0%
                         Omicron Capital: 0%
                         OCI: 0%
                         Bernstein: 0%
                         Morali: 0%
                         WGTCL: 0%
                         Lewnowski: 0%

(c)      Number of Shares as to which the Person has:

                         (i)     sole power to vote or to direct the vote

                                                -0-

                         (ii)    shared power to vote or to direct the vote:

                                                -0-

                         (iii) sole power to dispose or to direct the disposition of

                                                -0-

                         (iv) shared power to dispose or to direct the disposition of

                                                -0-

Item 5.           Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

Item 6.           Ownership of More Than Five Percent on Behalf of Another
                  Person:

                  Not applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

                  Not applicable

SCHEDULE 13G
CUSIP NO. 91913E302                                          PAGE 11 OF 13 PAGES

Item 8.           Identification and Classification of Members of the Group:

                  Not applicable

Item 9.           Notice of Dissolution of Group:

                  Not applicable

Item 10.          Certification:

By signing below I certify that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

     Exhibit I: Joint Filing Agreement, dated as of February 7, 2003, by and among Omicron Trust, Omicron Capital, OCI, Bernstein, Morali, WGTCL and Lewnowski (incorporated herein by reference to the exhibit with the same number filed with Schedule 13G filed by the persons reporting on this Amendment No. 2).

SCHEDULE 13G
CUSIP NO. 91913E302                                          PAGE 12 OF 13 PAGES

                                    SIGNATURE

     By signing below each signatory certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date: February 13, 2004

                         OMICRON MASTER TRUST

                         By: OMICRON CAPITAL, L.P.,
                             Investment Manager

                             By: OMICRON CAPITAL, INC.,
                                 General Partner

                             By: /s/ Olivier H. Morali
                             ----------------------------
                             Olivier H. Morali
                             Title: President

                         OMICRON CAPITAL, L.P.

                         By: OMICRON CAPITAL, INC.,
                             General Partner

                             By: /s/ Olivier H. Morali
                             ----------------------------
                             Olivier H. Morali
                             Title: President

                         OMICRON CAPITAL, INC.

                         By: /s/ Olivier H. Morali
                         ----------------------------
                         Olivier H. Morali
                         Title: President

                         /s/ Bruce Bernstein
                         ----------------------------
                         Bruce Bernstein

                         /s/ Olivier H. Morali
                         ----------------------------
                         Olivier H. Morali

SCHEDULE 13G
CUSIP NO. 91913E302                                          PAGE 13 OF 13 PAGES

                         WINCHESTER GLOBAL TRUST COMPANY LIMITED

                         By: /s/ Oskar P. Lewnowski
                         ----------------------------
                         Oskar P. Lewnowski
                         Title: Chairman

                         /s/ Oskar P. Lewnowski
                         ----------------------------
                         Oskar P. Lewnowski